Item 77D

	Effective May 1, 2008, each series of Wanger Advisors
Trust (the "Trust") changed its investment objective from seeking long-term growth of capital to seeking long-term capital appreciation.

      Effective May 1, 2008, the principal investment strategies of Wanger International Select were revised by (i) changing the Fund's principal investment strategy market capitalization range from "$2-25 billion" to "under $25 billion," (ii) changing its limitation on investments in securities of U.S. issuers from 15% to 25% of total assets and (iii) eliminating its 15% limitation on investments in securities of emerging market countries. Also effective May 1, 2008, Wanger International Select must invest the majority of its assets in companies with market capitalizations under $25 billion at the time of investment, as specified in its prospectus.

      Effective May 1, 2008, Wanger Select must invest the majority of its assets in companies with market capitalizations under $20 billion at the time of investment, as specified in its prospectus.

      Effective June 1, 2008, the name of Wanger U.S. Smaller Companies was changed to "Wanger USA," a non-fundamental policy was eliminated which previously required the Fund to invest, under normal circumstances, no less than 80% of its nets assets (plus any borrowings for investment purposes) in companies with market capitalizations under $5 billion at the time of initial purchase. Effective June 1, 2008, Wanger USA must invest the majority of its assets in companies with market capitalizations under $5 billion at the time of investment, as specified in the prospectus.

      Effective June 1, 2008, the name of Wanger International Small Cap was changed to "Wanger International," a non-fundamental policy was eliminated which previously required the Fund to invest, under normal circumstances, no less than 80% of its nets assets (plus any borrowings for investment purposes) in companies with market capitalizations under $5 billion at the time of initial purchase. Effective June 1, 2008, the Fund must invest the majority of its assets in companies with market capitalizations under $5 billion at the time of investment, as specified in its prospectus.

      These changes did not require shareholder approval and were incorporated into the amendment to the Trust's registration statement filed with the Commission on April 29, 2008.